EXHIBIT 1

Names of Reporting Persons

1.	Orrin H. Ingram, II

2.	QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

3.	E. Bronson Ingram 1994 Charitable Lead Annuity Trust